Exhibit 10.3

SCRIPPS NETWORKS INTERACTIVE, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Summary of Performance-Based Restricted Stock Unit Grant

Scripps Networks Interactive, Inc. (the “Company”), grants to the Grantee named below, in accordance with the terms of the Scripps Networks Interactive, Inc. 2008 Long-Term Incentive Plan (the “Plan”) and this Performance-Based Restricted Stock Unit Agreement (the “Agreement”), the contingent right to receive the Target Number of Stock Units set forth below:

Name of Grantee:

Target Number of Stock Units:

Grant Date:	February , 2009

Performance Goal:	Company segment profit of $ during the Performance Period

Performance Period:	January 1, 2009 to December 31, 2009

Terms of Agreement

1. Grant of Award. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Grant Date this Performance Award (the “Performance Award”), which represents the contingent right to receive the Target Number of Stock Units (the “Restricted Stock Units”) set forth above.

2. Performance Goal; Determinations and Adjustments.

(a) The Grantee’s right to receive a credit of all, a portion, or a multiple of the Target Number of Stock Units shall be contingent upon the extent to which the Company achieves the Performance Goal set forth above for the Performance Period set forth above, in accordance with the performance schedule attached as an exhibit to this Agreement (the “Performance Matrix”).

(b) All determinations involving the Performance Goal shall be based on Generally Accepted Accounting Principles (“GAAP”) in effect at the time the objectives are established without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board after the objectives are established and shall exclude extraordinary items as determined by the Company’s independent auditors in accordance with GAAP.

(c) If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Goal to be unsuitable, the Committee may modify the Performance Goal or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Credit of Restricted Stock Units.

(a) After the end of the Performance Period, the Committee shall determine in writing the extent, if any, to which the Performance Goal has been satisfied and shall determine the number, if any, of Restricted Stock Units that shall be credited to a book entry account established for the Grantee. Each Restricted Stock Unit credited on behalf of the Grantee under this Section 3 shall represent the contingent right to receive one Class A Common Share of the Company (“Share”) and shall at all times be equal in value to one Share.

(i) If, upon the conclusion of the Performance Period, the Company achieves less than             % of the Performance Goal, then the Grantee shall not receive a credit of any Restricted Stock Units and this Agreement shall terminate immediately without further action or notice.

(ii) If, upon the conclusion of the Performance Period, the Company achieves at least             % of the Performance Goal but less than             % of the Performance Goal, then the Grantee shall be credited with a number of Restricted Stock Units, effective on the last business day of the second calendar month immediately following the end of the Performance Period (the “Crediting Date”), equal to the product of (A) the Target Number of Stock Units set forth above, multiplied by (B) the applicable payout percentage set forth on the Performance Matrix.

(iii) If, upon the conclusion of the Performance Period, the Company achieves             % or more of the Performance Goal, then the Grantee shall be credited with a number of Restricted Stock Units, effective on the Crediting Date, equal to the product of (A) the Target Number of Stock Units set forth above, multiplied by (B)            % (with the resulting product rounded to the nearest whole number).

(b) Except as otherwise provided in Section 7 hereof, the Target Number of Stock Units shall be forfeited automatically without further action or notice (i) in the event that the Target Number of Stock Units are not earned pursuant to the Performance Matrix, and (ii) in the event the Grantee ceases to be employed by the Company or a Subsidiary through the end of the Performance Period. The Target Number of Stock Units are also subject to the forfeiture provisions set forth in Section 11 of the Plan (with the resulting product rounded to the nearest whole number).

4. Vesting of Restricted Stock Units.

(a) The Restricted Stock Units, if any, credited to the Grantee pursuant to Section 3 hereof for the Performance Period shall vest if the Grantee shall have remained in the continuous service of the Company or a Subsidiary through the vesting dates set forth below (each a “Vesting Date”) with respect to the percentage of Restricted Stock Units set forth next to such date (rounded down to the next whole number):

Vesting Date	Percentage of Restricted Stock Units Vesting on such Vesting Date
March 15, 2010	25%

March 15, 2011	25%

March 15, 2012	50%

(b) Notwithstanding Section 4(a), the Restricted Stock Units credited to the Grantee that have not yet vested under Section 4(a) shall immediately vest if, during the period beginning immediately after the end of the Performance Period and ending immediately prior to the last Vesting Date (such period, the “Vesting Period”): (i) the Grantee ceases to be employed with the Company and its Subsidiaries by reason of death or Disability; (ii) the Grantee terminates employment with the Company and its Subsidiaries as a result of his Retirement; or (iii) a Change in Control occurs while the Grantee is employed by the Company or any Subsidiary.

(c) For purposes of Section 3(b) and this Section 4, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

5. Forfeiture of Restricted Stock Units. The Restricted Stock Units credited to the Grantee that have not yet vested pursuant to Section 4 (including without limitation any right to dividend equivalents described in Section 9 hereof relating to dividends payable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary prior to the applicable Vesting Date other than as provided in Section 4(b) or Section 7. The Restricted Stock Units are also subject to the forfeiture provisions set forth in Section 11 of the Plan.

6. Payment of Restricted Stock Units.

(a) Except as may be otherwise provided in this Section or Section 7, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Stock Units within seventy (70) days after the date that they become vested in accordance with Section 4.

(b) To the extent that the Grantee would satisfy the definition of Retirement upon termination of employment (i.e., the Grantee is “Retirement-eligible”) on the Grant Date or could become Retirement-eligible during the Performance Period or the Vesting Period, or the Grantee’s right to receive payment of the Restricted Stock Units otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then notwithstanding Section 6(a), the Shares underlying the Restricted Stock Units that become vested pursuant to Section 4(b) or Section 7(b) hereof shall be delivered to the Grantee (or the Grantee’s estate in the event of death) within seventy (70) days after the earlier of (i) the first business day that is more than six months after the date of the Grantee’s “separation from service” within the meaning of Section 409A of the Code (or, if the Grantee dies during such six-month period, within seventy (70) days after the Grantee’s death); (ii) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the Vesting Date next following the date that the Restricted Stock Units become vested pursuant to Section 4(b) or Section 7(b).

(c) The Company’s obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the Shares underlying the vested Restricted Stock Units.

7. Impact of Certain Events During the Performance Period.

(a) Except as provided in Section 7(b), if the Grantee ceases to be an employee of the Company or one of its Subsidiaries due to death, Disability or Retirement prior to the end of the Performance Period, Grantee (or Grantee’s representative) shall be credited, in accordance with Section 3, a number of Restricted Stock Units that the Grantee would have received had he or she remained employed with the Company through the end of the Performance Period, prorated for the number of days during the Performance Period that the Grantee was employed by the Company or a Subsidiary (and rounded down to the next whole number). Notwithstanding anything contained in Section 4 or Section 6(b) to the contrary, the Restricted Stock Units credited pursuant to this Section 7(a) shall be fully vested and shall be paid, in their entirety, within seventy (70) days after the end of the Performance Period; provided that if the Grantee is “Retirement-eligible” on the Grant Date or could become Retirement-eligible during the Performance Period or the Vesting Period, or the Grantee’s right to receive payment of the Restricted Stock Units otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then the Restricted Stock Units credited pursuant to this Section 7(a) will be paid within seventy (70) days after the earlier of (i) the end of the Performance Period, or (ii) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(b) In the event that a Change in Control occurs during the Performance Period, then, notwithstanding anything contained herein to the contrary, the Grantee shall be credited with a number of Restricted Stock Units equal to the Target Number of Stock Units and the Crediting Date shall be deemed to be the date immediately prior to the Change in Control; provided that the Grantee either (i) was employed by the Company or a subsidiary immediately prior to the Change in Control, or (ii) ceased to be an employee of the Company and its Subsidiaries due to death, Disability or Retirement during the Performance Period and prior to the date of the Change in Control. Notwithstanding anything contained in Section 4 to the contrary, the Restricted Stock Units credited pursuant to this Section 7(b) shall be fully vested and shall be paid, in their entirety, within thirty (30) days following the Change in Control; provided that if the Grantee is “Retirement-eligible” on the Grant Date or could become Retirement-eligible during the Performance Period or the Vesting Period, or the Grantee’s right to receive payment of the Restricted Stock Units otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then the Restricted Stock Units credited pursuant to this Section 7(b) will be paid as provided in Section 6(b).

8. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Performance Award or the Restricted Stock Units credited to his or her account until such Shares have been delivered to the Grantee in accordance with Section 6 or Section 7 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

9. Payment of Dividend Equivalents. From and after the Crediting Date until the earlier of (a) the time when the Restricted Stock Units are paid in accordance with Section 6 or Section 7 hereof or (b) the time when the Grantee’s right to payment of the Restricted Stock Units is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be entitled to a cash amount equal to the product of (i) the dollar amount of the cash dividend paid per Share on such date and (ii) the total number of unpaid Restricted Stock Units credited to the Grantee as of such date (the “Dividend Equivalent”). The Dividend Equivalent shall be paid to the Grantee at the same time that the related dividend is paid to the holders of Shares. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.

10. Transferability. Neither this Performance Award nor the Restricted Stock Units may be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 10 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Award or Restricted Stock Units.

11. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

12. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

13. Taxes and Withholding. To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Closing Price of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. If the

Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement (for example, if Grantee is Retirement-eligible on the Grant Date or could become Retirement-eligible during the Performance Period or the Vesting Period), then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

14. Adjustments. The number and kind of Shares deliverable pursuant to the Restricted Stock Units are subject to adjustment as provided in Section 16 of the Plan.

15. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

16. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may provided in the Plan.

17. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

18. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan, including the forfeiture provisions of Section 11 of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Stock Units.

19. Successors and Assigns. Without limiting Section 10, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

21. Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

22. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:
Kenneth W. Lowe
Chairman, President and Chief Executive Officer

You must indicate you acceptance of this Agreement by singing below no later than                     , 2009 or this Agreement may be cancelled by the Company, in its sole discretion. By signing below, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing at                     , and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact                      at                      to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept the award on the terms and conditions set forth herein and in the Plan.

Grantee

Date:

EXHIBIT A

PERFORMANCE MATRIX